Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and certain provisions of the Ribbon Communications Inc. (the “Company”) Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated By-laws (the “By-laws”) are summaries and are qualified in their entirety by reference to the full text of the Company’s Certificate of Incorporation and By-laws.
Authorized Capital Stock
        The Company is authorized to issue up to 240,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. There are no shares of preferred stock currently outstanding.
Common Stock
Dividend Rights
        Holders of the Company’s common stock are entitled to receive ratably any dividends that may be declared by the Company’s board of directors (the “Board”) out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock.
Voting Rights
        Holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares voted can elect all of the directors then standing for election.
Liquidation Rights
        Upon the liquidation, dissolution or winding up of the Company, the holders of the Company’s common stock are entitled to receive ratably assets available for distribution to New Solstice stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Other Rights
        Other than as set forth in the Company’s stockholders agreement with Heritage PE (OEP) II, L.P. and Heritage PE (OEP) III, L.P. (as amended from time to time, the “Stockholders Agreement”), holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights.
Preferred Stock
        The Company’s Board is authorized without further stockholder approval to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The Board has discretion to fix the designations, preferences, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, if any, of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series without further vote or action by the stockholders.
        The purpose of authorizing the Company’s Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the Company’s outstanding voting stock.
Delaware Law and Certificate of Incorporation and By-Law Provisions; Anti-Takeover Effects
        Certain provisions in the Company’s Certificate of Incorporation and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company’s Board and in the policies formulated by the Company’s Board and to discourage certain types of transactions that may involve an actual or threatened change in control.
Removal of Directors; Vacancies
        The Company’s Certificate of Incorporation and By-laws provide, subject to the Company’s Stockholders Agreement (for so long as such Stockholders Agreement is in effect):

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that directors may be removed from office at any time, (i) for cause by the affirmative vote of the holders of a majority of voting power of the shares of the Company’s stock entitled to vote for the election of directors, voting together as a single class, or (ii) without cause by (a) subject to clause (b), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the Company’s stock entitled to vote for the election of directors, voting together as a single class or (b) in the event recommended by at least two-thirds of the total number of authorized directors, including the approval of a majority of the independent directors (as such term is defined in the Stockholders Agreement), the affirmative vote of the holders of a majority of the voting power of the shares of the Company’s stock entitled to vote for the election of directors, voting as a single class; and

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that any vacancy on the Company’s Board, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by the vote of a majority of the directors then in office.

        The limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, the Company.
Stockholder Action; Special Meetings of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Supermajority Voting; Section 203 of the Delaware General Corporation Law (“DGCL”)
        The Company’s Certificate of Incorporation and By-laws provide that:

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any action required or permitted to be taken by the Company’s stockholders may be taken only at a duly called annual or special meeting of Company’s stockholders and may not be taken by any consent in writing by such stockholders; and

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special meetings of the stockholders may only be called by a majority of the total number of authorized directors or (for so long as the Stockholders Agreement remains in effect) a majority of the independent directors (as such term is defined in the Stockholders Agreement).

        The Company’s By-laws provide that, for nominations and other business to be "properly brought" at a meeting of stockholders, a stockholder of record at such time must have given timely notice to the Secretary of the Company and must comply with the other requirements set forth in the Company’s By-laws. These provisions could delay until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of the Company’s outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for the Company’s common stock, because the person or entity, even if it acquired a majority of the Company’s outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.
        The DGCL provides that an amendment to a corporation's certificate of incorporation requires that (i) the Board adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote. The Company’s Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of the Company’s outstanding voting stock entitled to vote thereon (in addition to any separate class vote required by law or that may in the future be required pursuant to the terms of any outstanding preferred stock) is required to amend or repeal the provisions of Articles IV (to the extent it relates to the authority of the Board to issue shares of preferred stock in one or more series, the terms of which may be determined by the Board), V (Board), VII (Indemnification), IX (Business Combinations with Interested Stockholders), X (Certain Transactions), XI (Stockholder Action), XII (Exclusive Forum), XIII (Severability) or XIV (Amendments) of the Company’s Certificate of Incorporation, or to reduce the numbers of authorized shares of common stock or preferred stock.
        The Company’s Certificate of Incorporation provides that, subject to any limitations imposed by the Company’s Certificate of Incorporation, the Company’s By-laws may be altered, amended, or repealed, or new By-laws may be adopted, by resolution of the Board duly adopted by a majority of the total number of directors then constituting the full Board, including (for so long as the Stockholders Agreement remains in effect) the approval of a majority of the independent directors (as such term is defined in the Stockholders Agreement). With respect to the power of holders of capital stock to adopt, amend and repeal the Company’s By-laws, notwithstanding any other provision of the By-laws or any provision that might otherwise permit a lesser vote or no vote, in addition to any vote of the holders of any class or series of capital stock required by the By-laws or by law, the affirmative vote of the holders of the voting power of at least 66 2/3% of the shares of the Company's stock entitled to vote thereon, voting together as a single class, shall be required for any such alteration, amendment, repeal or adoption by the vote of the holders of any class or series of the Company's capital stock.
        Section 203 of the DGCL generally prohibits "business combinations", including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the Board of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by the Board and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.
        Section 203 of the DGCL permits a Delaware corporation to elect not to be governed by the provisions of Section 203. Pursuant to the Company’s Certificate of Incorporation, the Company has expressly elected not to be governed by the provisions of Section 203 of the DGCL. Instead, the Company’s Certificate of Incorporation provides that, notwithstanding any other provisions of the DGCL or the Company’s Certificate of Incorporation, the Company shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless: (i) the Company’s Board has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock at the time the transaction commenced (excluding for such purposes any shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by two-thirds of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, and by a majority of the independent directors (as defined in the Stockholders Agreement).
        The foregoing restriction does not apply if (i) a stockholder becomes an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (b) would not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or (ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice of a proposed transaction which (a) constitutes one of the transactions described in clause (A), (B) or (C) below; (b) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Company’s Board; and (c) is approved or not opposed by a majority of the Company’s Board then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
        The proposed transactions referred to in the preceding paragraph are limited to (A) a merger or consolidation of the Company (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders is required); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any of its direct or indirect majority-owned subsidiaries (other than to any direct or indirect wholly owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company; or (C) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Company. The Company will give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (A) or (B) above.
Authorized but Unissued Shares
        The authorized but unissued shares of the Company’s common stock and the Company’s preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq listing standards. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved capital stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Choice of Forum
        The Company’s Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the Company’s Certificate of Incorporation or the Company’s By-laws or governed by the internal affairs doctrine.
Limitation of Liability and Indemnification
        The Company’s Certificate of Incorporation provides that Company’s directors and officers are to be indemnified by the Company to the fullest extent permitted by Section 145 of the DGCL, against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding and any appeal therefrom, and such indemnification shall continue as to an indemnitee who has ceased to be a director, trustee, officer, employee or agent.
        The Company’s By-laws provide that the Company shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer of the Company; or while a director or officer of the Company, serving or having served at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.
        The Company’s By-laws further provide that the right to indemnification shall include the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon the Company's receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the By-laws or otherwise.
        The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Company to the fullest extent provided by the By-laws with respect to the indemnification and advancement of expenses of directors and officers of the expenses payable in advance.
        The Company may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any such person.